                                                                    EXHIBIT 99.1

                             THE UNIMARK GROUP, INC.

                                                                    NEWS RELEASE
                              FOR IMMEDIATE RELEASE

        THE UNIMARK GROUP, INC. ANNOUNCES SALE OF ITS MEXICAN JUICE PLANT
                AND THAT IT IS EXPLORING "STRATEGIC ALTERNATIVES"

Bartonville, TX, November 17, 2003 - The UniMark Group, Inc. (OTC Pink Sheets:
"UNMG.PK") announced today that it has closed the previously-announced sale of its Victoria juice processing plant for aggregate cash consideration of $3.5 million.

UniMark also announced that given the increased costs associated with being a public company, the lack of liquidity for its common stock, the liquidity problems at one of its Mexican subsidiaries and the operational challenges facing the Company, its Board of Directors, to maximize shareholder value, has authorized the Company to explore all available "strategic alternatives," including the sale of all or a part of UniMark, its productive assets and strategic partnering relationships for the growing, distribution and marketing of fresh lemons.

ABOUT THE UNIMARK GROUP, INC.

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing and processing company with substantially all of its operations in Mexico.

Further information about UniMark may also be obtained from a number of sources via the Internet. Government filings may be accessed through www.freeedgar.com or www.sec.gov and at http://finance.yahoo.com.

COMPANY CONTACT:                 R. Arturo Herrera Barre, President and CEO or,
                                 David E. Ziegler, CFO/Investor Relations
                                 817-491-2992



                                      -END-